WesBanco, Inc. Announces Approval of a Stock Repurchase Program Increase

Wheeling, W.Va., May 20, 2026 – WesBanco, Inc. (“WesBanco”) (Nasdaq:WSBC), a diversified, multi-state bank holding company, announced that the Board of Directors has authorized a 4.0 million share increase to the 3.2 million stock repurchase program approved by the Board on February 24, 2022, which had approximately 0.9 million shares remaining available for repurchase, as of March 31, 2026. The combination of the additional 4.0 million shares and 0.9 million shares remaining under the prior authorization totals 4.9 million shares available and authorized for repurchase, or 5.1% of shares outstanding, as of March 31, 2026.

The timing, price, and quantity of purchases will be at WesBanco’s discretion, subject to market conditions and other factors. The repurchase program does not obligate WesBanco to repurchase any minimum number of shares and may be modified, suspended, or discontinued at any time. Repurchases under the program may be effected through open market purchases, privately-negotiated transactions, block purchases, Rule 10b5-1 plans, or otherwise in accordance with applicable securities laws and other legal requirements. Repurchases under this program may be funded from a combination of existing cash balances and other available liquidity sources. The stock repurchase plan is not subject to an expiration date.

About WesBanco, Inc.

With over 150 years as a community-focused, regional financial services partner, WesBanco Inc. (NASDAQ: WSBC) and its subsidiaries build lasting prosperity through relationships and solutions that empower our customers for success in their financial journeys. Customers across our ten-state footprint choose WesBanco for the comprehensive range and personalized delivery of our retail and commercial banking solutions, as well as trust, brokerage, wealth management and insurance services, all designed to advance their financial goals. Through the strength of our teams, we leverage large bank capabilities and local focus to help make every community we serve a better place for people and businesses to thrive. Headquartered in Wheeling, West Virginia, WesBanco has $27.5 billion in total assets, with our Trust and Investment Services holding $7.8 billion of assets under management and securities account values (including annuities) of $2.6 billion through our broker/dealer, as of March 31, 2026. Learn more at www.wesbanco.com and follow @WesBanco on Facebook, LinkedIn and Instagram.

SOURCE: WesBanco, Inc.

WesBanco Company Contact:

John H. Iannone

Senior Vice President, Investor Relations

304-905-7021

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